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                                                                 EXHIBIT 5.1

                                 [Letterhead]





                              September 25, 1996



First Place Financial Corporation
100 East Broadway
Farmington, New Mexico 87401

Dear Sirs:

     You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by First Place Financial Corporation (the "Company") on or about September 25, 1996, with respect to the offer and sale by the Company of 150,000 shares of a single class of common stock, par value $.01, under the Company's Profit Sharing Plan (with 401(k) provisions), Nonstatutory Stock Option Plan and Second Nonstatutory Stock Option Plan (collectively, the "Plans"), as described in the Registration Statement.

     We have reviewed such corporate documents and have made such investigation of New Mexico law as we have deemed necessary under the circumstances. Based on that review and investigation, it is our opinion that when the shares referred to above are registered under the Securities Act of 1933, as amended, and issued as provided in the Plans, said shares will be legally issued, fully paid and nonassessable.

                                   Sincerely yours,

                                   /s/ ROTHGERBER, APPEL, POWERS & JOHNSON LLP